Filed Pursuant to Rule 424(b)(5)

Registration No. 333-253430

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated February 24, 2021

and accompanying Prospectus dated February 24, 2021)

$250,000,000

TANGER FACTORY OUTLET CENTERS, INC.

COMMON SHARES

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement, dated and filed with the Securities and Exchange Commission on February 24, 2021 (the “Original Prospectus Supplement”), and the accompanying prospectus dated February 24, 2021 (the “Prospectus”) related to the offering of our common shares, $0.01 par value per share, having an aggregate gross sales price of up to $250,000,000, pursuant to the ATM Equity OfferingSM Sales Agreement dated as of February 24, 2021, with BofA Securities, Inc., Wells Fargo Securities, LLC, BTIG, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Truist Securities, Inc., each an agent and, collectively, the agents. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On May 10, 2021, we entered into Amendment No. 1 to the ATM Equity OfferingSM Sales Agreement with BofA Securities, Inc., Wells Fargo Securities, LLC, BTIG, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Truist Securities, Inc. in order to reflect the appointment of Morrison & Foerster LLP as counsel for the agents. Accordingly, the reference to “Clifford Chance US LLP” under “Legal Matters” in the Original Prospectus Supplement shall hereafter be deemed to be deleted and replaced with reference to “Morrison & Foerster LLP.” As a result of the foregoing, all references in the Original Prospectus Supplement to “counsel to the agents” shall hereafter be deemed to mean Morrison & Foerster LLP.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the Original Prospectus Supplement and the information set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as well as the other information set forth in our other filings under the Securities Exchange Act of 1934, as amended, that are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities	Wells Fargo Securities

BTIG	Regions Securities LLC	Scotiabank	TD Securities	Truist Securities

The date of this prospectus supplement is May 10, 2021.